Putnam Dynamic Risk Allocation Fund, May 31, 2013, annual report


Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


72DD1 (000s omitted)

Class A	820
Class B	37
Class C	201
Class M	2

72DD2 (000s omitted)

Class R	7
Class R5	0
Class R6	0
Class Y	272

73A1

Class A	0.1950
Class B	0.1770
Class C	0.1820
Class M	0.0870

73A2

Class R	0.1970
Class R5	0.2040
Class R6	0.2090
Class Y	0.2210


74U1	(000s omitted)

Class A	6,436
Class B	271
Class C	1,999
Class M	34

74U2	(000s omitted)

Class R	43
Class R5	1
Class R6	254
Class Y	14,365

74V1

Class A	10.63
Class B	10.53
Class C	10.51
Class M	10.66

74V2

Class R	10.59
Class R5	10.68
Class R6	10.68
Class Y	10.65


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.